-------------------------------                  -------------------------------

     CUSIP No. 028882108             13G                      Page 1 of 9 Pages
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 5)


                     American Physicians Service Group, Inc.
                    ----------------------------------------
                                (Name of issuer)

                     Common Stock, $.10 par value per share
                    ----------------------------------------
                         (Title of class of securities)

                                    028882108
                                   ----------
                                 (CUSIP number)


The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).

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  1      NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         EQSF Advisers, Inc.
         (EIN 13-3354359)

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  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [   ]
                                                                     (b)  [   ]
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  3      SEC USE ONLY

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  4      CITIZENSHIP OR PLACE OF ORGANIZATION

                     New York Corporation

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                                 5      SOLE VOTING POWER

                                                 None

          NUMBER OF
                               -------------------------------------------------
                               -------------------------------------------------
            SHARES               6      SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                                     None
                               -------------------------------------------------
                               -------------------------------------------------
             EACH                7      SOLE DISPOSITIVE POWER
          REPORTING
            PERSON                               None

                               -------------------------------------------------
                               -------------------------------------------------
             WITH               8       SHARED DISPOSITIVE POWER

                                                         None
--------------------------------------------------------------------------------
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 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  None

--------------------------------------------------------------------------------
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 10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                [    ]

--------------------------------------------------------------------------------
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         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
 11
                  -0-

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         TYPE OF REPORTING PERSON*
 12
                  IA

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*SEE INSTRUCTIONS BEFORE FILLING OUT!

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  1      NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         M.J. Whitman Advisers, Inc.
         (EIN 13-3686379)

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  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [   ]
                                                                    (b)  [   ]
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  3      SEC USE ONLY

--------------------------------------------------------------------------------
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  4      CITIZENSHIP OR PLACE OF ORGANIZATION

                     New York Corporation

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                                 5      SOLE VOTING POWER

                                                 9,500

          NUMBER OF
                               -------------------------------------------------
                               -------------------------------------------------
            SHARES               6      SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                                   None
                               -------------------------------------------------
                               -------------------------------------------------
             EACH                7      SOLE DISPOSITIVE POWER
          REPORTING
            PERSON                                    9,500

                               -------------------------------------------------
                               -------------------------------------------------
             WITH               8       SHARED DISPOSITIVE POWER

                                                      None
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  9,500

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                [    ]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
 11
                  0.23%

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         TYPE OF REPORTING PERSON*
 12
                  IA

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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  1      NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                  Martin J. Whitman


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [   ]
                                                                    (b)  [   ]
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  3      SEC USE ONLY

--------------------------------------------------------------------------------
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  4      CITIZENSHIP OR PLACE OF ORGANIZATION

                  USA

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                                 5      SOLE VOTING POWER

          NUMBER OF                              None  (See Item 4)
                               -------------------------------------------------
                               -------------------------------------------------
                                 6      SHARED VOTING POWER
            SHARES
                                                 None
         BENEFICIALLY

           OWNED BY
                               -------------------------------------------------
                               -------------------------------------------------
             EACH                7      SOLE DISPOSITIVE POWER

          REPORTING                              None  (See Item 4)

                               -------------------------------------------------
                               -------------------------------------------------
         PERSON WITH            8       SHARED DISPOSITIVE POWER

                                                 None

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  -0-    (See Item 4)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                 [  ]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  -0-

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 12      TYPE OF REPORTING PERSON*

                  IN

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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.
         (a)      Name of Issuer:
                  --------------
                  American Physicians Service Group, Inc. (the "Issuer").

         (b)      Address of Issuer's Principal Executive Offices:
                  ------------------------------------------------
                   1301 Capital of Texas Highway, Suite C-300, Austin, TX 78746
Item 2.
         (a)      Name of Person Filing:
                  ----------------------
                  This schedule is being jointly filed by EQSF Advisers, Inc. ("EQSF"), M.J. Whitman Advisers, Inc. ("MJWA") and Martin J. Whitman, the Chief Executive Officer of EQSF and MJWA and controlling person of EQSF and MJWA. (EQSF, MJWA and Martin J. Whitman are sometimes collectively referred to hereinafter as "Filer"). Attached hereto as an exhibit is a copy of the joint Schedule 13G filing agreement among the reporting persons.

         (b)      Address of Principal Business Office:
                  -------------------------------------
                  The address of the principal executive office of EQSF, MJWA and Mr. Whitman is: 767 Third Avenue, New York, New York 10017-2023.

         (c)      Citizenship:
                  ------------

                  The citizenship or place of organization of each of the reporting persons is as follows:

                  EQSF
                  ----

                  New York State corporation.

                  MJWA
                  ----

                  New York State corporation.

                  Martin J. Whitman
                  -----------------

                  United States citizen.

         (d)      Title of Class of Securities:
                  -----------------------------

                  Common Stock, $.10 par value per share.

         (e)      CUSIP Number:
                  -------------

                  028882108

Item 3. If this  statement  is  being  filed  pursuant  to  Rules  13d-1(b),  or
        ------------------------------------------------------------------------
13d-2(b), check whether the person filing is a:
-----------------------------------------------

                  (e) Investment Adviser registered under section 203 of the Investment Advisers Act of 1940 (EQSF and MJWA).
                                     ----     ----

Item 4.  Ownership.
         ---------
                  (a) & (b) EQSF beneficially owns no shares, or 0.0% of the class of securities of the issuer. MJWA beneficially owns 9,500 shares, or 0.23% of the class of securities of the issuer.

                  (c)  (i) EQSF:  0
                           MJWA:  9,500

                        (ii) Not applicable.

                       (iii) EQSF:  0
                             MJWA:  9,500

                       (iv) Not applicable.

         Mr. Whitman disclaims beneficial ownership of all such shares.

Item 5.  Ownership of Five Percent or Less of a Class.
         ---------------------------------------------
                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ]

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.
         ----------------------------------------------------------------
                  Not applicable.

Item 7.  Identification  and  Classification  of the  Subsidiary  Which
         --------------------------------------------------------------
Acquired the Security Being Reported on By the Parent Holding Company.
----------------------------------------------------------------------

                  Not Applicable.

Item 8.  Identification and Classification of Members of the Group.
         ----------------------------------------------------------
                  Not applicable.

Item 9.  Notice of Dissolution of Group.
         -------------------------------
                  Not applicable.

Item 10. Certification.
         --------------
                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                  July 12, 1999
                                  -------------
                                     (Date)




                                          EQSF ADVISERS, INC.

                                          By:/s/   MARTIN J. WHITMAN
                                          --------------------------
                                          Martin J. Whitman
                                          Chairman and Chief Executive Officer




                                          M.J. WHITMAN ADVISERS, INC.

                                          By:/s/ MARTIN J. WHITMAN
                                          ------------------------
                                          Martin J. Whitman
                                          Chairman and Chief Executive Officer


                                          /s/ MARTIN J. WHITMAN
                                          -------------------------
                                          Martin J. Whitman